Exhibit 99.1

Press Contacts:	Audrey Bold	Dan Borgasano
Energy Recovery, Inc.	Schwartz Communications, Inc.
+1 510.746.2529	+1 781.684.6660
abold@energyrecovery.com	ERI@schwartz-pr.com

ENERGY RECOVERY, INC. COMPLETES ACQUISITION OF
PUMP ENGINEERING, L.L.C.

SAN LEANDRO, Calif.— DEC. 22, 2009—Energy Recovery, Inc. (NASDAQ: ERII), a leader in the design and development of energy recovery devices for the desalination industry, today announced that on December 21, 2009, it completed the acquisition of Pump Engineering, L.L.C. based in New Boston, Michigan. Under the terms of the agreement, ERI paid the shareholders of Pump Engineering $20 million in cash plus one million shares of ERI Common Stock.

About Pump Engineering
Pump Engineering is a leading provider of centrifugal turbine energy-saving technology for seawater and brackish desalination applications, and has demonstrated support for emerging markets such as natural gas and high pressure fluid processing. Pump Engineering’s hydraulic turbochargers and pumps are custom-designed to reduce energy consumption and increase efficiency in specific process conditions. Much like ERI’s line of PX energy recovery devices, Pump Engineering’s products are simple to operate, durable and require a small footprint in a plant.  Pump Engineering will operate as a wholly owned subsidiary of Energy Recovery, Inc.

About Energy Recovery, Inc.
Energy Recovery, Inc. (NASDAQ:ERII) designs and develops energy recovery devices that help make desalination affordable by significantly reducing energy consumption. Energy Recovery’s PX Pressure Exchanger™ (PX™) device is a rotary positive displacement pump that recovers energy from the high pressure reject stream of seawater reverse osmosis systems at up to 98% efficiency. The company is headquartered in the San Francisco Bay Area with offices in key desalination centers worldwide, including Madrid, Shanghai, Florida and the United Arab Emirates. For more information about Energy Recovery, Inc. and the PX technology, please visit www.energyrecovery.com.